Exhibit 10.283

SEPARATION AGREEMENT, GENERAL RELEASE AND WAIVER OF CLAIMS

This Separation Agreement, General Release and Waiver of Claims (“Agreement”) is entered into by and between William L. Atwell (“Mr. Atwell”), on the one hand, and The Charles Schwab Corporation (the “CSC”) and Charles Schwab & Co., Inc., their subsidiaries, affiliates and predecessors, successors and assigns (collectively “Schwab” or the “Company”), on the other hand, dated as of the date both parties have executed the Agreement (the “Execution Date”) and effective upon the expiration of the Revocation Period described in Paragraph 26(g), below (“Effective Date”). Together, Mr. Atwell and the Company shall be referred to herein as “the Parties.”

RECITALS

WHEREAS, the Parties agree that Mr. Atwell stepped down from his positions as Executive Vice President and President - Individual Investor, on November 8, 2005 and the employment relationship will end as of December 31, 2005;

WHEREAS, the Parties now desire to definitively resolve, fully and finally, all differences, disputes and claims Mr. Atwell might have against the Company and anyone connected with it through and including the Execution Date, including, but not limited to, those arising out of or relating to Mr. Atwell’s employment relationship with Schwab and the termination thereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Mr. Atwell hereby agree as follows:

AGREEMENT

1. Separation from Positions. Mr. Atwell stepped down as a Schwab officer, from any and all Schwab directorships he holds, and from the Policy and Executive Committees effective November 8, 2005 and will be deemed to have retired on the last day of his employment as of December 31, 2005 (“Separation Date”). Mr. Atwell shall be treated as having retired on the Separation Date for purposes of vesting of his long-term awards, as set forth below, and for no other purpose, including the time period to exercise vested stock options. Mr. Atwell acknowledges and agrees that with the exception of his accrued vacation and paychecks for the period November 16 through December 31, 2005, he has received all wages due to him for services rendered as a result of his employment with the Company up to and including December 31, 2005. Mr. Atwell’s allowance and related tax reimbursement for travel and related expenses between his residences on the East Coast and various Schwab business locations shall terminate as of December 1, 2005.

2. Consideration. Subject to and upon satisfaction by Mr. Atwell of the terms and conditions set forth in this Agreement, Schwab agrees to provide Mr. Atwell the following consideration:

(i)	a lump sum payment in the amount of nine hundred seventy-five thousand dollars and no cents ($975,000.00), less usual and customary taxes, withholding, and authorized deductions, payable within the next payroll cycle following the Effective Date;

(ii)	Schwab will cause to be fully vested and, in the case of stock options, fully exercisable as of the Effective Date the following awards: (a) all restricted shares under the Restricted Shares Award Agreement dated February 25, 2003 and 51,000 restricted shares under the Restricted Shares Award Agreement dated July 22, 2003; (b) all stock options under the Nonqualified Stock Option Agreements dated February 27, 2002, July 16, 2002, November 8, 2002, and September 30, 2004; (c) all stock options under the Incentive Stock Option Agreement dated February 27, 2002; and (d) all units under the Long Term Incentive Plan (“LTIP”) Award Agreements for the performance periods beginning on January 1, 2003 and July 1, 2004, and 230,000 units under the LTIP Award Agreement for the performance period beginning on July 1, 2005; provided, however, that such awards shall otherwise continue to be subject to the terms of the applicable plan and award agreement, except as provided in paragraph 6; and

(iii)	continued eligibility to participate in the Corporate Executive Bonus Plan for calendar year 2005 based on his target bonus percentage of 150% of base salary, actual corporate and enterprise performance for 2005, and the pre-approved corporate and enterprise performance matrices for 2005 under the Corporate Executive Bonus Plan, adjusted for all bonuses earned and paid during 2005, and payable at the time bonuses are paid under the terms of the Plan.

3. No Other Employee Benefits. Mr. Atwell is not eligible for any other benefits or payments not specifically provided for in this Agreement. Mr. Atwell will be offered group health continuation coverage under COBRA. Mr. Atwell will not be eligible to accrue vacation or floating holidays after December 31, 2005. Schwab will pay Mr. Atwell all accrued but unused vacation and floating holidays accrued through December 31, 2005 on the next regularly scheduled payday following the Separation Date.

4. Waiver of Benefits under The Charles Schwab Severance Pay Plan. Mr. Atwell acknowledges and agrees that the consideration described in Paragraph 2, above, is in lieu of and a substitute for any severance benefits he may have been eligible to receive under The Charles Schwab Severance Pay Plan or under any other severance or termination pay or benefits for which he may be eligible from the Company. Mr. Atwell expressly agrees that he waives any such rights or benefits in exchange for the rights and benefits provided under this Agreement.

5. Retirement Savings and Investment Plan. Mr. Atwell’s active participation in the SchwabPlan Retirement Savings and Investment Plan shall cease as of December 31, 2005. Mr. Atwell’s vested interest in any Company contributions (other than matching contributions under the Company’s 401(k) plan, which are automatically fully vested) will be determined based on his service through the Separation Date.

6. The Charles Schwab Corporation Stock Incentive Plans. Under the provisions of the Company’s stock incentive plans and applicable Stock Option Agreement(s), Mr. Atwell retains the right to exercise vested options for three (3) months after his Separation Date. In no event shall Mr. Atwell be deemed to have terminated on account of retirement for purposes of determining the period of time to exercise vested stock options after his Separation Date. Any stock options or restricted shares that are not vested as of his Separation Date or that do not vest under Paragraph 2, above, are immediately canceled. The applicable Stock Option or Restricted Share Agreement(s) and Plan documents govern the vesting of options and shares and exercising of stock options. Any LTIP units that are not vested as of Mr. Atwell’s Separation Date or that do not vest under Paragraph 2, above, are immediately forfeited. The LTIP Award Agreement and Plan document govern the vesting of LTIP units.

7. Tax Treatment. Mr. Atwell understands and agrees that Schwab is providing no tax or legal advice, and makes no representations regarding tax obligations or consequences, if any, related to any part of this Agreement, including any consequences that may result with respect to the modification of stock options pursuant to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Atwell further agrees that he will be responsible for his tax obligations or consequences that may arise from this Agreement, and he shall not seek any indemnification from Schwab in this regard. Mr. Atwell further agrees to indemnify and hold Schwab harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments, penalties, taxes, attorneys’ fees or recoveries by any governmental entity against Schwab for any failure by Mr. Atwell to pay his taxes due and owing, if any, as a result of any payments under this Agreement. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Mr. Atwell hereunder is deemed to be subject to section 409A of the Code, Mr. Atwell consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with section 409A of the Code, without reducing the amounts of any benefits due to Mr. Atwell hereunder.

8. Withholding Taxes for Restricted Shares. Mr. Atwell agrees to provide payment in cash or cash equivalents to enable Schwab to satisfy all withholding requirements by reason of the vesting of restricted shares pursuant to Paragraph 2(ii)(a). Mr. Atwell understands that no shares will be issued to him pursuant to Paragraph 2(ii)(a) until such obligation is satisfied.

9. No Filings. Mr. Atwell represents that as of the Execution Date, he has not filed any lawsuit, claim, charge, or complaint against Schwab or any other Releasee identified in Paragraph 11 below, with any local, state, or federal agency or court or self-regulatory organization (“SRO”), and that he will not make such a filing at any time hereafter based upon any events or omissions occurring prior to and up to the Execution Date. In the event that any agency or court assumes jurisdiction of any lawsuit, claim, charge or complaint, or purports to bring any legal or regulatory proceedings against Schwab or any other Releasee identified in Paragraph 11 below on Mr. Atwell’s behalf, he promptly will request that the agency, court, or SRO, withdraw from or dismiss the lawsuit, claim, charge, or complaint with prejudice.

10. Covenant Not to Sue. Mr. Atwell covenants that he will not file, participate in, or instigate the filing of any lawsuits, claims, charges, or complaints by himself or by any other person or party in any local, state or federal agency or court or SRO, except as required by law, claiming that Schwab or any other Releasee identified in Paragraph 11 below has violated any law or obligation based upon events or omissions occurring prior to and including the Effective Date of this Agreement. Notwithstanding the provisions of this paragraph, nothing in this Agreement shall be construed to preclude Mr. Atwell from timely filing a complaint with the U.S. Equal Employment Opportunities Commission (“EEOC”) or assisting any investigation conducted by the EEOC to the extent that such rights are not subject to waiver. In the event Mr. Atwell breaches the covenant contained in this Paragraph 10, Mr. Atwell agrees that he will indemnify Schwab and any other Releasee identified in Paragraph 11 below for all damages, fees, costs and expenses, including legal fees, incurred by Schwab or any other Releasee identified in Paragraph 11 below, in defending, participating in, or investigating any matter or proceeding covered by this Paragraph 10. Furthermore, Mr. Atwell gives up all rights to individual damages in connection with any administrative or court proceeding with respect to his employment with or termination of employment from Schwab. If Mr. Atwell is awarded money damages, he agrees to assign to Schwab his right and interest to such money damages.

11. Complete Release by Mr. Atwell. Mr. Atwell – for himself and for his heirs, representatives, attorneys, executors, administrators, successors, and assigns – releases Schwab, and all of its affiliates, subsidiaries, divisions, parent corporations, and stockholders, officers, directors, partners, servants, agents, employees, representatives, attorneys, employee welfare and retirement plans and the respective plan administrators and fiduciaries, past, present, and future, all persons acting under, by, through, or in concert with any of them, and each of them (all of whom are hereinafter referred to as “Releasees”), from any and all actions, causes of action, grievances, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, demands, and benefits (including attorneys’ fees and costs actually incurred), of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time up to and including the Execution Date of this Agreement, including but not limited to any claims or causes of action arising out of or in any way relating to Mr. Atwell’s employment relationship with Schwab or any other Releasee.

This release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the payments promised in Paragraph 2); claims of wrongful denial of insurance and employee benefits, or any claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, unfair business practices, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination under federal, state, or local law; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Labor Management Relations Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the New York Human Rights Law, the New York City Administrative Code, the New York Labor Law, the California Fair Employment and Housing Act, the California Labor Code, the California Government Code, and the Employee Retirement Income Security Act of 1974; and claims under the state or federal constitution. It is expressly understood by Mr. Atwell that among the various rights and claims being waived by Mr. Atwell in this Agreement are those for age discrimination arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. sec. 621, et seq.), as amended. Specifically excluded from this paragraph are claims for reasonable and necessary expenses (including legal/tax accounting expenses for re-filing tax returns and any penalties imposed by federal or state taxing authorities) arising out of the reclassification of certain expenses in 2003 and 2004 for travel between Mr. Atwell’s residences on the East Coast and Schwab’s business locations (including travel on company aircraft), as personal, rather than business, expenses.

12. Release of Unknown Claims. In order to make this release effective as to unknown, unsuspected or concealed claims, Mr. Atwell expressly waives the benefits of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In making this waiver, Mr. Atwell acknowledges that he may hereafter discover facts in addition to or different from those which he now believes to be true with respect to the subject matter released herein, but agrees that he has taken that possibility into account in reaching this Agreement and that, notwithstanding the discovery or existence of any such additional or different facts, Mr. Atwell fully, finally, and forever settles and releases any and all such claims.

13. Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the administrators, predecessors, successors, and assignees of each of the Parties. In the event of Mr. Atwell’s death, the benefits payable to Mr. Atwell under this Agreement shall inure to the benefit of his heirs, successors, and assigns.

14. Indemnification. Nothing in this Agreement (including the release contained herein) shall be construed to limit Mr. Atwell’s right to indemnification or contribution pursuant to Delaware or California law or the Company’s bylaws arising from actions actually or allegedly taken in the scope of his employment with the Company.

15. No Attorney’s Fees and Costs. The Parties will bear their own respective costs and fees, including attorney’s fees incurred in connection with the negotiation and execution of this Agreement, except that Mr. Atwell will be reimbursed for his attorneys’ fees reasonably incurred in the negotiation and execution of this Agreement in an amount not to exceed $20,000.00, subject to review and approval by Jan Hier-King (or her designee) of all appropriately documented invoices for the claimed attorneys’ fees.

16. Non-Disparagement and Cooperation.

16.1 Non-Disparagement.

Mr. Atwell shall not make any oral or written statement which (a) is disparaging to the Company, or to the past or present directors, officers or employees of the Company, or any Releasee as defined above, or (b) is calculated to, or which foreseeably will, disrupt, disparage, damage, impair or otherwise interfere with the business or reputation of the Company, its past or present directors, officers or employees, or any Releasee as defined above, or (c) will disrupt, impair or otherwise interfere with the Company’s relationships with its employees, customers, agents, representatives or vendors (individually and collectively “disparaging statements”). Mr. Atwell also agrees that he will direct his immediate family members and representatives not to make any disparaging statements. Mr. Atwell further agrees to refrain from acting as a source (attributable or otherwise) or engaging in any formal or informal dialogue with the press or media regarding his experiences with or at Schwab that in any way injure or are detrimental to Schwab, or its past or present directors, officers or employees of the Company, or any Releasee as defined above, or regarding any information Mr. Atwell may have acquired (first hand or otherwise) concerning Schwab operations, marketing or advertising strategies or plans, financial performance, recruitment or retention strategies, or internal policies and procedures or any other Schwab information (including but not limited to Schwab services, products, or offerings referenced in this Agreement). Nothing herein shall preclude Mr. Atwell from cooperating with a governmental agency or SRO, in an investigation initiated by such agency, or testifying in a court of law if compelled by legal process to testify as a witness in a lawsuit in which Schwab or any Releasee is a defendant.

The current members of the CSC’s Board of Directors and each current member of the CSC’s Policy and Executive Committees will not make any oral or written statement to the press or media or to any persons not employed by the Company that is disparaging to Mr. Atwell. Nothing herein shall preclude each current member of the CSC Board of Directors and each current Policy and Executive Committee member from making disclosures as are necessary to Schwab’s insurance carrier or cooperating with a governmental agency or SRO, in an investigation initiated by such agency, or testifying in a court of law if compelled by legal process to testify as a witness in a lawsuit.

16.2 Cooperation.

Mr. Atwell agrees not to encourage or assist in any litigation against Schwab or any Releasee or provide testimony in any matter in which Schwab or any Releasee has an interest unless he is required by law to do so. Notwithstanding the foregoing, Mr. Atwell agrees to cooperate fully with any Releasee, and any corporate affiliate of any Releasee, specifically including any attorney retained by any of the Releasees, in connection with any pending or future matter (including but not limited to any audit, tax proceeding, litigation, external or internal investigation, or government proceeding) in which and to the extent Schwab reasonably deems his cooperation to be necessary. Mr. Atwell acknowledges and agrees that such cooperation may include, but shall in no way be limited to, Mr. Atwell being available for an interview with any of the Releasees, or any attorney or agent retained by any of the Releasees, providing to any of the Releasees any documents in his possession or under his control relating to the matter, and providing truthful sworn statements in connection with the matter. Mr. Atwell agrees to appear and give truthful testimony as a witness in any judicial, administrative, quasi-governmental, or investigatory proceeding as requested by Schwab. He also agrees, upon request by Schwab, to provide information to Schwab that he learned during the course of his employment relationship with Schwab. If Mr. Atwell is served with process concerning any matter in which Schwab or any Releasee has an interest, he agrees to immediately notify Schwab. Mr. Atwell further agrees to travel, if necessary, to give testimony in any regulatory proceeding, arbitration, or litigation. Schwab will reimburse Mr. Atwell for reasonable travel expenses in accordance with the travel policies then in effect for Schwab’s Executive Committee members. This reimbursement is for Mr. Atwell’s convenience. Schwab confirms its expectation that Mr. Atwell will provide truthful information in accordance with this paragraph.

17. Confidential Information. Mr. Atwell acknowledges that by reason of his employment as Executive Vice President and President with Schwab and his participation in the Policy and Executive Committees of the Company, he had access to and did receive knowledge of Schwab’s trade secrets and proprietary and confidential information (“Confidential Information”). Mr. Atwell understands that Confidential Information may be in any form, and includes all copies, reproductions, summaries, analyses, or extracts thereof, based thereon or derived therefrom, and which is the sole and exclusive property of the Company. Mr. Atwell acknowledges and affirms his obligations to maintain the confidentiality of Confidential Information and not to use it or to disclose it to any third party in the future. Mr. Atwell understands and agrees that the term “Confidential Information” includes, but is not limited to, customer identity, customer account, information related to the assets and obligations carried in an account by any Company customer, personal or business information, customer lists, lead information, employee information (employment, personal, financial or account information), employee lists, know-how, previous, current or contemplated products and services, computer hardware or software configuration or design, research and development, computer passwords, training materials, policies and procedures, research projects, product designs, plans and/or methods (whether currently in use or in development), source codes, future developments, trade and sales information and data, pricing, financial models or formulae, business plans, financial and business forecasts and estimates, account valuation, information about costs and profits, pricing and pricing structure, information concerning the Company’s or any customer’s business or financial affairs, including its financial books and records, commitments, procedures, plans and prospects, financial products developed by it, its securities positions, trading strategies, and current or prospective transactions or business, and “inside information,” technical, marketing, business, financial, or other information that constitute trade secret information, or information not available to competitors of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company. Mr. Atwell also agrees that Confidential Information is a valuable and unique asset that Schwab actively protects and that unauthorized use and/or disclosure of Confidential Information could cause immediate and irreparable harm to Schwab. Notwithstanding the definition above, Confidential Information shall not include any information that is in its protected form (i) in the public domain through no fault of an employee of the Company or otherwise, (ii) readily and accurately discernable from publicly-available products, literature or other information, or (iii) approved for disclosure by prior written permission of any authorized executive officer of Schwab specifically designated by Schwab to give such authorization (“Authorized Officer”). Mr. Atwell further agrees that he will not, at any time, assert any claim, ownership or other property interest in any Confidential Information and will not, for any purpose, directly or indirectly, disclose, reproduce, use, or disseminate in any manner, on his own behalf or on behalf of any other person, company or entity, any Confidential Information, unless he has received advance written consent from an Authorized Officer or he is legally compelled (by deposition, interrogatory, request for documents, subpoena, or similar process) to disclose any Confidential Information; provided, however, prior to disclosing such Confidential Information, Mr. Atwell shall give prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement.

18. Non-Solicitation of Employees. Mr. Atwell acknowledges that any attempt on his part to induce any employee, consultant or contractor to leave his/her assignment or employment with Schwab or any Schwab entity (including U.S. Trust), or any other effort by Mr. Atwell to interfere in those relationships will be harmful and damaging to Schwab. Therefore, for a period of eighteen (18) months from the Separation Date, Mr. Atwell will not, at any time up to and including June 30, 2007, in any way (directly or indirectly), on his own behalf or on behalf of any other person or entity solicit or attempt to solicit or induce (which shall include, but is not limited to, contact or communication in any manner for the purpose of soliciting or inducing) any employee, vendor, consultant, contingent worker, or independent contractor of, or consultant to Schwab to leave his or her employment or assignment. Nothing in this paragraph is intended to prevent Mr. Atwell from discussing possible employment or assignments with any employee, vendor, consultant, contingent worker, or independent contractor who contacts him directly of his or her own volition without Mr. Atwell’s solicitation or attempted solicitation of him or her.

19. Non-Solicitation of Customers. Mr. Atwell acknowledges that his positions as Executive Vice President and President, and his position on the Policy and Executive Committee have been special, unique, and intellectual in character, have placed him in a position of particular confidence and trust with Company customers, and have given him unique access to confidential and proprietary information concerning, among other things, Schwab’s business and customers. Accordingly, for a period of eighteen (18) months from the Separation Date, Mr. Atwell will not, at any time up to and including June 30, 2007, directly or indirectly, either for himself or for any other person or entity, (i) make known to any person, firm, or corporation the names or addresses of or any information pertaining to the Company’s customers (including any person or entity who during the twelve (12) months prior to such time was a customer of any Schwab affiliate or subsidiary), (ii) solicit or attempt to solicit (which shall include, but is not limited to, contact or communication in any manner for the purpose of soliciting or inducing) any of the Company’s customers in an attempt to divert, transfer, or otherwise take away business or prospective business from Schwab, including without limitation those on whom he called or whom he solicited or with whom he became acquainted while engaged as an employee with the Company, or (iii) sell or offer to sell any security, retirement, insurance or annuity product or related service to any customer or prospective customer of Schwab that he solicited or attempted to solicit in breach of his obligations hereunder. Notwithstanding the provisions of this paragraph, Mr. Atwell will not be in violation of this paragraph in the event that customers of the Company directly approach Mr. Atwell to do business with him, without him having solicited or attempted to solicit them, directly or indirectly. Nothing in this paragraph limits Mr. Atwell’s absolute obligation under paragraph 17 to never use Confidential Information for any purpose at any time after his Separation Date.

20. Injunctive Relief. Mr. Atwell acknowledges and agrees that the restrictions applicable to him that are contained in Paragraphs 16, 17, 18, and 19 are material inducements to the Company’s willingness to enter into this Agreement and necessary to protect the good will, trade secrets, and confidential and proprietary information of the Company. Mr. Atwell further acknowledges that the restrictions contained in these Paragraphs are reasonable in scope and duration, will not prevent him from earning a livelihood during the applicable period of restriction, are necessary to protect the legitimate interests of the Company, and that any breach by Mr. Atwell of any provision contained in Paragraphs 16, 17, 18, and 19 will result in immediate irreparable injury to the Company for which a remedy at law will be inadequate. Accordingly, Mr. Atwell acknowledges that the Company shall be entitled to seek permanent injunctive relief against him in the event of any breach or threatened breach by Mr. Atwell of the provisions of Paragraphs 16, 17, 18, or 19 in addition to any other remedy that may be available to the Company, whether at law or in equity. In any such proceeding,

Mr. Atwell waives any defense that the Company has an adequate remedy at law or that the injury suffered as a consequence of the breach is not irreparable. Mr. Atwell consents to the personal jurisdiction of the state courts of or federal courts in California in any proceeding to enforce Paragraphs 16, 17, 18, or 19 and agrees not to interpose any objection or defense based on lack of personal jurisdiction or improper venue in any such proceeding.

21. Breach of Agreement. Mr. Atwell agrees that should he undertake any activities in violation of Paragraphs 16, 17, 18, or 19, all cash payments conferred under this Agreement (with the exception of unused vacation and floating holidays) shall cease and the Company shall be entitled to reimbursement by Mr. Atwell in full for any such payments already made pursuant to Paragraph 2(i) and (iii); provided however, that such breach by Mr. Atwell and/or cessation of payments by the Company will not affect the validity or enforceability of the Parties’ other commitments under this Agreement (including but not limited to Mr. Atwell’s general release and waiver of claims contained herein).

22. Return of Confidential and Proprietary Information. Mr. Atwell acknowledges that he has made arrangements to return or has returned to Schwab any and all property, files, materials, records, manuals, written communications, or other items (including hard copy and electronic documents, disks, and files) that he received, obtained and/or created as part of his employment (excluding information Mr. Atwell received about insured benefits, welfare plans, stock option grants, restricted share awards, LTIP award agreements (including the plans under which those awards are granted), SchwabPlan Retirement Savings and Investment Plan, payroll information regarding Mr. Atwell, and letters of commendation or special awards) or that are in his possession or control belonging to Schwab or any of the Releasees, including but not limited to company sponsored credit cards or calling cards, pagers, computer software or hardware, keys, and identity badges. Mr. Atwell agrees that in the event he later locates any such document, he will return it to Schwab immediately. The Parties agree to mutually cooperate in the Company’s retention and protection of any material that may be necessary in the event of future circumstances that require reference to such materials.

23. Credit Balances. Mr. Atwell acknowledges that he has no unpaid, outstanding balance due on any corporate business credit card. Mr. Atwell agrees that if there is an unpaid balance due on any such card, he will submit all documentation for reimbursement of any appropriate business-related expense in a timely manner and will agree to pay any personal expense immediately.

24. Company Policies. Mr. Atwell confirms that, as of the Effective Date of this Agreement, to the best of his knowledge, there is no commission or omission of any act by any employee or agent of the Company that constitutes, or might reasonably constitute, a violation of the Company’s Code of Business Conduct and Ethics, Compliance Manual, or the Company’s legal obligations of which he is aware (or reasonably should have been aware), that has not already been brought to the Company’s attention or that Mr. Atwell can reasonably expect to have been brought to the

Company’s attention. Mr. Atwell agrees that he will as promptly as reasonably possible notify the Company of any such acts or omissions to act that occurred during and relating to Mr. Atwell’s employment with the Company and or come to his attention after the Effective Date of this Agreement.

25. Corporate Approvals. The Parties acknowledge that the execution of this Agreement and the payment of consideration hereunder are subject to review and approval by the Compensation Committee of the CSC’s Board of Directors.

26. Agreement is Knowing and Voluntary. Mr. Atwell understands and agrees that he:

a.	has had 21 days within which to consider this Agreement before executing it;

b.	has carefully read and fully understands all of the provisions of this Agreement;

c.	is, through this Agreement, releasing Schwab and the other Releasees from any and all claims he may have against Schwab and the other Releasees, as stated herein, that have arisen up to the date of execution of this Agreement;

d.	knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

e.	knowingly and voluntarily intends to be legally bound by the same;

f.	was advised, and hereby is advised in writing, to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement; and

g.	has seven (7) days after signing this Agreement to revoke it; the Agreement will not become effective or enforceable until the seven-day revocation period has passed. Revocation can be made by delivering written notice of revocation to Jan Hier-King, EVP Human Resources, Charles Schwab & Co., Inc., 101 Montgomery Street, SF120KNY-28-309, San Francisco, CA 94104. For this revocation to be effective, written notice must be received by Jan Hier-King no later than the close of business on the seventh (7th) calendar day after Mr. Atwell signs this Agreement. If Mr. Atwell revokes this Agreement, it shall not be effective or enforceable and Mr. Atwell will not receive the benefits provided herein.

27. Employee Representations. Mr. Atwell represents that he has no pending claim for any work-related injury, and that he is not aware of any existing injury that would give rise to such a claim, whether under applicable worker’s compensation laws or otherwise.

28. Full and Independent Knowledge. The Parties represent that they have discussed thoroughly all aspects of this Agreement with their respective attorneys, fully understand all of the provisions of the Agreement, and are voluntarily entering into this Agreement.

29. No Representations. The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to induce the execution of this Agreement.

30. Ownership of Claims. Mr. Atwell represents that he has not transferred or assigned, or purported to transfer or assign, any claim released by this Agreement. Mr. Atwell further agrees to indemnify and hold harmless each and all of the Releasees against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

31. Non-Admission of Liability. Neither Party, by entering into and fulfilling this Agreement, admits to any wrongdoing or liability and each Party denies all allegations of wrongdoing.

32. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California.

33. Arbitration. Except with respect to judicial injunctive relief as provided in Paragraph 20 above, any dispute or breach arising out of or in any way related to Mr. Atwell’s employment, separation of employment, or the interpretation or performance of this Agreement shall be settled by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in San Francisco, California, to be administered by the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. With the exception of initial forum fees, the Company shall bear all costs imposed by the American Arbitration Association to administer the arbitration including arbitrator’s fees. The parties shall be allowed to conduct such discovery as permitted by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or by the arbitrator. At the conclusion of arbitration, the arbitrator shall issue an award in writing setting forth the basis for the award. The decision of the arbitrator shall be final and conclusive, and the Parties waive the right to trial de novo or appeal. Further, the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees. Excepted from this Paragraph is a complaint with the EEOC, including a challenge to the validity of this Agreement under the law, to the extent such an exception is required by law. Claims for unemployment insurance benefits, workers’ compensation insurance benefits, and benefits under any ERISA-governed employee benefit plan(s) shall be resolved pursuant to the claims procedures under such benefit plans.

34. Waiver. The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

35. Licenses. Within thirty (30) days of Mr. Atwell’s Separation Date, a Form U-5 will be filed with the Central Registration Depository terminating his registration.

36. Miscellaneous.

a. The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

b. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

c. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements and understandings, written or otherwise, between the Parties pertaining to the subject matter of this Agreement.

d. The headings used herein are for reference only and shall not affect the construction of this Agreement.

37. Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or original signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

38. Notification. Notice to be given under this Agreement to Schwab shall be to Jan Hier-King, EVP Human Resources, Charles Schwab & Co., Inc., 101 Montgomery Street, SF 120KNY-28-309, San Francisco, CA 94104 and to Mr. Atwell at 18 Windemere Place, Kennebunkport, Maine 04046.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WILLIAM L. ATWELL	THE CHARLES SCHWAB CORPORATION CHARLES SCHWAB & CO., INC.

/s/ William L. Atwell	By:	Jan Hier-King
	Its:	EVP
Date: 11/25/05	Date:	11/29/2005

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